Exhibit 10.3

DEFERRED EQUITY INCENTIVE COMPENSATION AGREEMENT

JOHN MILLER

This Deferred Equity Incentive Compensation Agreement (“Agreement”) is dated August 6, 2003 and is made by John Miller (“Executive”) and National Beef Packing Company, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, Executive and Farmland National Beef Packing Company, L.P., a Delaware limited partnership (“Farmland”), are parties to a Employment Agreement, dated May 25, 2000 (“Existing Employment Agreement”), pursuant to which Executive has been employed by Farmland as its Chief Executive Officer;

WHEREAS, pursuant to the terms of the Existing Employment Agreement, Farmland is obligated to pay the Executive an Annual Bonus, a Long-Term Bonus and a Full-Term Bonus (as each such term is defined in the Existing Employment Agreement and, together, the “Accrued Bonuses” on or before October 1, 2003 (in the case of the Full-Term Bonus) and October 31, 2003 or such later date specified therein (in the case of the Annual and Long-Term Bonuses);

WHEREAS, as of the date hereof and pursuant to applicable provisions of Delaware law, Farmland effected a conversion to a Delaware limited liability company (the “Conversion”), by which Conversion the Company became the successor of Farmland, and the Company and its members entered into a Limited Liability Company Agreement, dated as of the date hereof (the “LLC Agreement”), with respect to the Company’s equity interests, governance, and other matters required and permitted by law;

WHEREAS, in connection with transactions related to the Conversion and the effectiveness of the LLC Agreement, the Executive and the Company have entered into, as of the date hereof, an Employment Agreement (the “New Employment Agreement”), which by its terms supersedes the Existing Employment Agreement and sets forth the employment terms of the Executive as Chief Executive Officer of the Company; and

WHEREAS, the Executive and U.S. Premium Beef, Ltd. agreed by letter agreement dated July 28, 2003, that the Company will issue to the Executive as deferred compensation certain equity interests of the Company described below, on the terms and upon the occurrence of the events described herein, in lieu of the payment in cash by Farmland or the Company of the Accrued Bonuses in accordance with the terms of the Existing Employment Agreement;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the LLC Agreement.

2. Reservation of Units. The Company hereby agrees that the Class A Units and Class C Units set forth on Schedule A (the “Class A Deferred Units” and the “Class C Deferred Units,” respectively, and, together, the “Deferred Units”) shall be issued (and for all purposes of the LLC Agreement shall be deemed to be issued), without further consideration (including without limitation the making of any Capital Contribution to the Company), to the Executive in the amounts and upon the occurrence of the events described in Section 3 of this Agreement without further action of any party.

3. Issuance of Units. The Company agrees:

(a) Upon the earliest to occur of (i) the fifth anniversary of the Effective Date, or such later date as the Executive and the Company may agree in writing following the date hereof, (ii) a Change of Control, or (iii) the liquidation, dissolution or winding up of the Company, to immediately issue to the Executive all of the Deferred Units not previously issued to the Executive pursuant to Section 3(b) or 3(c) hereof, as of a time and in a manner, in the case of an issuance pursuant to clauses (ii) or (iii) above, to ensure that the Executive receives the full economic benefits of ownership of such Deferred Units immediately prior to the occurrence of such events;

(b) Immediately upon the giving to the Executive or his Affiliates of a notice of repurchase of Management Units pursuant to Section 3.7 of the LLC Agreement (“Repurchase Notice”), to issue to the Executive a number of Class C Deferred Units equal to the number of Class B-2 Units held by the Executive or his Affiliates that the Company has indicated in the Repurchase Notice that it will repurchase pursuant to and in accordance with Section 3.7 of the LLC Agreement; and

(c) If an Initiating Seller (as defined in Section 12.2 of the LLC Agreement) shall become obligated to give a Notice of Proposed Sale to the Executive or his Affiliates with respect to any Units held by the Executive or his Affiliates pursuant to Section 12.2.2 of the LLC Agreement, to issue to the Executive, effectively immediately prior to (and conditioned upon) the consummation of the sale proposed in such Notice of Proposed Sale, (i) the number of Class A Deferred Units necessary to make the number of Class A Units held by the Executive and his Affiliates, together, after giving effect to such issuance, equal the number of Class A Units which the Executive and his Affiliates, together, would be permitted to include in a Tag-Along Notice pursuant to Section 12.2.3 of the LLC Agreement in response to such Notice of Proposed Sale (assuming that the total number of Class A Deferred Units were issued and outstanding and held by the Executive or such Affiliate) and (ii) a number of Class C Deferred Units equal to the number of Class B-2 Units which the Executive and his Affiliates, together, are permitted to include in a Tag-Along Notice pursuant to Section 12.2.3 of the LLC Agreement in response to such Notice of Proposed Sale.

4. Representations and Warranties. The Company hereby represents and warrants to Executive as follows: (a) the Company is a duly formed and validly existing limited liability company under the Act, with all necessary power and authority under the Act to enter into this Agreement and to issue the Deferred Units to be issued to the Executive on the terms and conditions set forth herein; (b) when any or all of the Deferred Units are issued to the Executive as contemplated by this Agreement, such Deferred Units issued to the Executive will be duly and validly issued and no liability for any additional Capital Contributions or for any obligations of the Company will attach thereto; (c) the Class A Deferred Units, upon issuance, will be considered Class A Units for all purposes under the LLC Agreement, and Class C Deferred Units, upon issuance, will be considered Class C Units for all purposes under the LLC Agreement; and (d) the Executive, as a Member holding such Deferred Units upon issuance, shall hold all Interests, including without limitation the right to receive Distributions, associated with Units of the respective Class of which such Deferred Units are a part.

5. Covenants.

(a) The Company will not, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance of any kind, whether by agreement with a third party or otherwise, on the ability of the Company to perform and comply with its obligations under this Agreement, including without limitation its ability to issue the Deferred Units to the Executive.

(b) Without limiting the generality of Section 5(a) above, in case the Company shall amend the LLC Agreement or otherwise effect a capital reorganization or reclassification of its Interests, proper provision shall be made in each such amendment, reorganization or reclassification so that, upon the basis and the terms and in the manner provided in this Agreement, the Executive, upon the issuance of Deferred Units at any time after the consummation of such amendment, reorganization or reclassification, shall be entitled to receive, in lieu of the Deferred Units, the Interests that such holder would actually have been entitled to receive in respect of such Deferred Units, or otherwise would have held, had they been issued in accordance with this Agreement immediately prior to the consummation of such amendment, reorganization or reclassification.

(c) The Executive shall be deemed to have made, with respect to each Deferred Unit and as of the date of issuance of such Deferred Unit, the Capital Contribution set forth in Schedule A. Each Class A Deferred Unit shall be considered to have a Capital Account, as of the date of issuance, equal to the Capital Account in respect of each other outstanding Class A Unit as of such date (after taking into account any adjustments to reflect the issuance of Deferred Units), appropriately adjusted to exclude that portion of the Capital Account in respect of each outstanding Class A Unit that is attributable to allocations of gross income under Section 5.7.2 of the LLC Agreement that have not been offset by reductions of the Capital Account due to distributions under Section 5.2.1 and Section 5.2.2 with respect to such Class A Unit, in either case prior to the date of issuance of such Class A Deferred Units. Each Class C Deferred Unit shall be considered to have a Capital Account, as of the date of issuance, equal to the Capital Account in respect of each outstanding Class B-1 Unit as of such date (after taking into account any adjustments to reflect the issuance of Deferred Units), appropriately adjusted to exclude the effect on such Capital Account of all prior allocations of Net Profit, Net Loss, or items of income or loss, except allocations of Net Loss previously made under Section 5.6.3(b) and not reversed, in each case prior to the date of issuance of such Class C Deferred Unit. It is the intent of the preceding two sentences that the Capital Accounts with respect to Class A Deferred Units and Class C Deferred Units as of the date of issuance appropriately reflect the right to distributions with respect to such Units as set forth in Section 5.2 and 13.3 of the LLC Agreement from and after the date of issuance, and the Company may adjust the Capital Accounts of the Deferred Units as of the date of issuance to the extent necessary to accomplish that intent; provided, however, that no adjustments may be made to the Capital Contribution that the Executive shall be deemed to have made or to the rights of the Executive to distributions with respect to the Deferred Units from and after the date of issuance as set forth in the LLC Agreement.

(d) The Company shall maintain a ledger of Deferred Units of each Class that are issued to the Executive pursuant to Section 3, and upon each issuance of Deferred Units hereunder the Company shall notify the Executive in writing of the number of Deferred Units of each Class that remain subject to issuance to the Executive hereunder. Upon issuance of Deferred Units, an amended Exhibit 3.1 to the LLC Agreement shall be promptly distributed to the Executive and all other Members.

6. Full Satisfaction. The Company’s agreement to issue the Deferred Units as set forth herein shall satisfy in full, and shall be deemed to amend and supersede in their entirety, Farmland’s obligations to the Executive pursuant to Sections 3(b), (c) and (d) of the Existing Employment Agreement.

7. Assignment. This Agreement, and the rights and obligations of the parties hereunder, shall be nonassignable and any purported assignment in violation of the foregoing shall be null and void; provided, however, that the Executive may direct the Company, upon issuance of Deferred Units pursuant to Section 3, to issue some or all of such Deferred Units to his Affiliates or other Permitted Transferees.

8. Successors; Governing Law; Etc. This Agreement: (a) shall be binding upon the executors, administrators, estates, heirs and legal successors of the Company and the Executive, (b) shall be governed by and construed in accordance with the laws of the State of Delaware, (c) may be executed in more than one counterpart, all of which together shall constitute one agreement and (d) together with the New Employment Agreement and the LLC Agreement, contains the entire contract among the Members as to the subject matter hereof. The waiver of any of the provisions, terms or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms or conditions hereof.

9. Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or receipt (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service), addressed (a) if to the Executive, at the address of the Executive set forth in the records of the Company or at such other address as the Executive shall have furnished to the

Company in writing as the address to which notices are to be sent hereunder and (b) if to the Company, to it at:

National Beef Packing Company, LLC

c/o U.S. Premium Beef, Ltd.

12200 North Ambassador Drive

Kansas City, Missouri 64164

Attention: Steven D. Hunt

Fax: 816-713-8810

10. Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

11. No Third Party Rights. The provisions of this Agreement are for the benefit of the Company and the Executive, and no other Person, including creditors of the Company or the Executive, shall have any right or claim against the Company or the Executive by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

NATIONAL BEEF PACKING COMPANY, LLC

By:	/s/ Steven D. Hunt
A Duly Authorized Signatory

/s/ John R. Miller
John R. Miller

Schedule A

DEFERRED UNITS

JOHN MILLER

Class	Number of Units	Deemed Capital Contribution with respect to each Unit
Class A Deferred Unit	6,057,143	$1.00
Class C Deferred Unit	609,524	$1.00